UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 31, 2011

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2011, the Board of Directors (the "Board") of American Eagle Outfitters, Inc. (the "Company") elected Thomas R. Ketteler to serve as a Class III director effective immediately until the 2013 Annual Meeting of Stockholders.  Mr. Ketteler is an independent director and was appointed to the Audit and Compensation Committees.  Prior to his retirement from Schottenstein Stores Corporation ("SSC") in 2000, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981 to 1995, and as a director since 1985.  Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler previously served on the Company's Board from 1994 to 2003 and currently serves on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc. Mr. Ketteler provides consulting services to SSC and served as a consultant to the Company's Board from 2003 until June 2010.

Mr. Ketteler will be paid in accordance with the Company's director compensation policy, pro rata based on service dates.  The Board approved a prorated stock grant to Mr. Ketteler for services to be performed as a non-employee director, for a number of shares equal in value to $19,333, based on the closing value of the Company's stock on February 2, 2011, which was $14.46, resulting in the issuance of 1,337 shares under the Company's 2005 Stock Award and Incentive Plan, as Amended.

Mr. Ketteler fills the vacancy created when Alan T. Kane resigned from the Company's Board for personal reasons on January 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: February 3, 2011	By:	/s/ Neil Bulman, Jr.
Neil Bulman, Jr.
Vice President, General Counsel and Secretary